Exhibit 10.1

McKESSON CORPORATION

MANAGEMENT INCENTIVE PLAN

Amended and Restated, Effective July 29, 2015

i

McKESSON CORPORATION

MANAGEMENT INCENTIVE PLAN

Amended and Restated on May 26, 2015

A.	NAME; EFFECTIVE TIME.

The name of this plan is the McKesson Corporation Management Incentive Plan. On May 25, 2005, the Board of Directors of McKesson Corporation (the “Board”) adopted the Plan, effective for fiscal years of the Company commencing on and after April 1, 2005, with such adoption subject to stockholder approval, which was granted on July 27, 2005. The Committee subsequently amended and restated the Plan on and effective October 27, 2006, amended and restated the Plan on October 24, 2008, effective January 1, 2009, amended and restated the Plan on and effective April 20, 2010, amended and restated the Plan on April 21, 2010, effective as of July 28, 2010, and amended and restated the Plan on and effective April 29, 2014. The Compensation Committee amended and restated the Plan May 26, 2015, subject to stockholder approval, which was granted and the Plan became effective July 29, 2015.

B.	PURPOSE.

The purpose of the Plan is to advance and promote the interests of the Company and its stockholders by providing performance based incentives to certain employees and to motivate those employees to set and achieve above average financial and non financial objectives.

C.	ADMINISTRATION.

The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants for any Performance Period, (ii) to add and delete employees, subject to the eligibility requirement set forth in paragraph D.1 below, from the list of designated Participants, (iii) to establish Individual Target Awards for Participants, (iv) to establish performance goals upon achievement of which the Individual Target Awards will be based, and (v) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.

Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer (the “CEO”) the power and authority, subject to the provisions of the Plan, (i) to designate employees who are not members of the Officer Group as Participants, (ii) to recommend members of the Officer Group to the Committee for designation as Participants; provided that the Committee shall review and approve members of the Officer Group as Participants recommended by the CEO, (iii) to add and delete employees who are not members of the Officer Group, subject to the eligibility requirement set forth in paragraph D.1 below, from the list of designated Participants, (iv) to establish Individual Target

Awards for Participants who are not members of the Officer Group, (v) to establish performance goals upon achievement of which such Individual Target Awards will be based, and (vi) to review and approve, modify or disapprove, or otherwise adjust or determine the amount, if any, to be paid to Participants who are not members of the Officer Group for the applicable Performance Period based on such Participants’ performance goals and individual performance. In addition to the forgoing, the CEO may further delegate his authority to other executive offices of the Company, except that the CEO may not delegate his authority to recommend members of the Officer Group to the Committee for designation as Participants. References to the Committee herein shall include references to the CEO and his designees to the extent that the Committee has delegated power and authority under the Plan to the CEO and to the extent that the CEO has further delegated power and authority under the Plan to other executive officers of the Company.

The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan and the CEO (but not his designees) may promulgate rules and regulations as he deems necessary for the proper administration of the Plan with respect to Participants who are not members of the Officer Group. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any award shall be final.

D.	PARTICIPATION.

1.	Eligibility—Executives, Managers and Professionals

Only an active employee of the Company who is employed in an executive, managerial or professional capacity may be designated as a Participant under the Plan; provided, however, that designation as a Participant is contingent upon the execution and delivery to the Company of an agreement, within a period following presentment and in a form that is satisfactory to the Company, regarding confidentiality, intellectual property and/or other restrictive covenants, as well as compliance with such agreement; and provided, further, that the Committee shall determine in its sole discretion whether the Participant has complied with such agreement, and its determination shall be conclusive and binding on all interested persons.

2.	Designation of Participants

No person shall be entitled to any award under the Plan for any Performance Period unless he or she is so designated as a Participant for that Performance Period.

E.	INDIVIDUAL TARGET AWARDS FOR PARTICIPANTS.

At the beginning of each Performance Period, the Committee shall establish an Individual Target Award for each Participant. An Individual Target Award shall only be a target and the amount of the target may or may not be paid to the Participant. Establishment of an Individual Target Award for an employee for any Performance Period shall not imply or require that an Individual Target Award or an Individual Target Award at any specified level will be set for any subsequent year. The amount of any actual award paid to any Participant may be greater or less than this target. As set forth in paragraph G.4 below (but subject to the limitations applicable to Covered Employees contained in Article H), the actual award may be as much as three times target or as low as zero for any Performance Period. The Individual Target Award may be established for a Participant by name, job level, position or any other similar identifier.

F.	BASIS OF AWARDS.

1.	Performance Goals

The Committee shall establish measures, which may include financial and non financial objectives (“Performance Goals”) for each segment of the Company. These Performance Goals shall be determined by the Committee in advance of each Performance Period or within such period as may be permitted by the regulations issued under Section 162(m), and to the extent that awards are paid to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; total shareholder return; average invested capital; credit rating; gross margin; improvement in workforce diversity; operating expenses; operating expenses as a percentage of revenue; succession plan development and implementation, M&A performance; and litigation and regulatory resolution.

2.	Adjustment Of Performance Goals

The Committee may determine Performance Goals on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance criteria under one or more of the measures described above relative to the performance of other corporations or a designated comparison group. The Committee shall specify the manner of adjustment of any Performance Goal to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin off, split up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.

3.	Performance Goals Related To More Than One Segment Of The Company

Awards may be based on performance against objectives for more than one segment of the Company. For example, awards for corporate management may be based on overall corporate performance against objectives, but awards for a unit’s management may be based on a combination of corporate, unit and sub-unit performance against objectives.

4.	Performance Period; Individual Performance

The Committee shall specify the Performance Period over which period Performance Goals will be measured and determined.

Subject to the limitations set forth in Article H below, individual performance of each Participant may be measured and used in determining awards under the Plan.

G.	AWARD DETERMINATION.

1.	Award Determined By Committee

After any Performance Period for which an Individual Target Award is established for a Participant under the Plan, the Committee shall review and approve, modify or disapprove the amount, if any, to be paid to the Participant for the Performance Period. The amount paid shall be the Individual Target Award adjusted to reflect both the results against the Participant’s Performance Goals and the Participant’s individual performance. Subject to Article H, all awards are subject to adjustment at the sole discretion of the Committee.

2.	Financial And Non-Financial Performance

Individual Target Award amounts will be modified based on the achievement of financial and non financial objectives by the Company and relevant units and/or sub-units. Performance results against objectives shall be reviewed and approved by the Committee in accordance with paragraph F.2 above, as applicable.

3.	Individual Performance

Any Individual Target Award, adjusted to reflect financial performance, may be further adjusted with the review and approval of the Committee to give full weight to the Participant’s individual performance during the Performance Period.

4.	Overall Effect

Subject to Article H, the combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under the Plan to a Participant for any Performance Period to as much as three times the Individual Target Award, and may reduce any amount payable to zero.

H.	PROCEDURES APPLICABLE TO COVERED EMPLOYEES.

Awards under the Plan to Participants who are Covered Employees shall be subject to pre-established Performance Goals as set forth in this Article H. Notwithstanding the provisions of paragraph G.3 above, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Article H.

At the beginning of a Performance Period, the Committee shall establish Individual Target Awards for such of the Participants who may be Covered Employees, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Performance Period established by the Committee in writing in advance of the Performance Period, or within such period as applicable regulations under Section 162(m) may permit to qualify payments to be “performance-based.” The Performance Goals established by the Committee shall be based on one or more of the criteria set forth in paragraph F.1 above. The extent, if any, to which an award will be payable will be based upon the degree of achievement of the Performance Goals in accordance with a pre established objective formula or standard as determined by the Committee. The application of the objective formula or standard to the Individual Target Award will determine whether the Covered Employee’s award for the Performance Period is greater than, equal to or less than the Participant’s Individual Target Award. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent, payment of the award shall be made as soon as reasonably practicable after the Payment Date in accordance with the objective formula or standard applied to the Individual Target Award unless the Committee determines, in its sole discretion, to reduce or eliminate the payment to be made.

Notwithstanding any other provision of the Plan, the maximum award payable to any Participant who is a Covered Employee for any fiscal year of the Company shall not exceed $6,000,000.

I.	PAYMENT OF AWARDS.

An award under the Plan shall be paid in a single sum to the Participant as soon as reasonably practicable after Payment Date, unless the Participant elects to defer his or her award pursuant to the terms and conditions of the Company’s Deferred Compensation Administration Plan III (“DCAP III”) and in compliance with Section 409A of the Code. To the extent that an award is not deferred under DCAP III, such award shall be paid no later than the end of the period under which payment would be deemed to be a “short-term deferral” as defined in the regulations under Section 409A of the Code.

J.	EMPLOYMENT ON PAYMENT DATE.

No award shall be made to any Participant who is not an active employee of the Company on the Payment Date; provided, however, that the Committee, in its sole and absolute discretion, may make full or prorated awards to Participants in circumstances that the Committee deems appropriate in its discretion, including, but not limited to, a Participant’s death, disability, retirement or other termination of employment prior to the

Payment Date. Any such awards shall be determined by the Committee in accordance with Article G above after taking into account the portion of the Performance Period completed. Notwithstanding the foregoing, any award, whether or not prorated, that the Committee in its sole and absolute discretion may make to a Covered Employee upon a circumstance that is not death, disability or a Change in Control, shall be based on the attainment of the pre established Performance Goals designated for the applicable performance period under Article H above.

K.	CHANGE IN CONTROL.

In the event of a Change in Control, the Company or any successor or surviving corporation shall pay to each Participant an award for the Performance Period in which the Change in Control occurs and for any previous Performance Period for which awards have been earned but not yet paid; provided, however, any awards for any previous Performance Period paid to a Covered Employee shall be based on the attainment of the pre established Performance Goals designated for the applicable performance period under Article H above. Subject to the employment requirements of Article J, each such award shall be equal to the greatest of the following: (i) the Participant’s Individual Target Award for the applicable Performance Period; (ii) the Participant’s Individual Target Award for the applicable Performance Period adjusted based on the actual performance outcome for that Performance Period, provided, that the Committee may not invoke its discretionary authority to reduce the amount of such an award; or (iii) the average of awards earned and paid to (or deferred by) the Participant in the three (or such fewer number of years that the Participant has been eligible for such an award) completed Performance Periods immediately preceding the applicable Performance Period. Such awards shall be paid by the Company or any successor or surviving corporation at such time as the awards otherwise would be payable under the Plan; provided, however, that if a Participant is terminated without Cause or terminates for Good Reason within twelve months after a Change in Control, then such Participant shall be paid his or her awards determined under this Article K, within thirty days of such termination. Notwithstanding the foregoing, any award determined pursuant to this Article K shall be reduced by any corresponding award payable under a Participant’s individual written employment agreement, if any.

L.	FORFEITURE.

Any other provision of the Plan to the contrary notwithstanding, if the Committee determines that a Participant has engaged in criminal activity, fraud, misconduct, embezzlement or any other improper act involving moral turpitude, then upon written notice from the Company to the Participant (i) the Participant shall not be eligible for any award for the year in which such notice is given or for the preceding year, if such award has not been paid as of the date of the notice, (ii) any payment of an award received by the Participant within twelve months prior to the date that the Company discovered that the Participant engaged in any action described below shall immediately be repaid to the Company by the Participant in cash (including amounts withheld pursuant to Article M) and (iii) any award deferred pursuant to Article I within twelve months prior to the date that the Company discovered that the Participant engaged in any action described below shall be forfeited immediately and shall not be distributed to the Participant under any circumstances. The Committee shall determine in its sole discretion whether the Participant has engaged in any of the acts set forth above, and its determination shall be conclusive and binding on all interested persons.

Any provision of this Article L which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such invalid or unenforceable provision, without invalidating or rendering unenforceable the remaining provisions of this Article L. The remedy described in this Article L is in addition to and not in lieu of remedies available in law and in equity.

M.	RECOUPMENT.

Individual Target Awards, and payments made under such awards, are subject to the Corporation’s Compensation Recoupment Policy, which was first adopted by the Corporation on January 20, 2010, as amended from time to time, and which is hereby incorporated by reference into this Plan.

N.	WITHHOLDING TAXES.

Whenever the payment of an award is made, such payment shall be net of an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements and authorized deductions.

O.	EMPLOYMENT RIGHTS.

Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to the requirements of a written employment contract (if any).

P.	NONASSIGNMENT; PARTICIPANTS ARE GENERAL CREDITORS.

The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law (except by designation of a beneficiary or beneficiaries to the extent allowed under DCAP III or a successor plan with respect to amounts deferred under Article I) and any attempted assignment shall be null, void and of no effect.

Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

Q.	AMENDMENT OR TERMINATION.

The Board of Directors may terminate or suspend the Plan at any time. The Committee may amend the Plan at any time; provided that (i) to extent required under Section 162(m), the Plan will not be amended without prior approval of the Company’s stockholders, and (ii) no amendment shall retroactively and adversely affect the payment of any award previously made. Notwithstanding the foregoing, no amendment adopted following the occurrence of a Change in Control shall be effective if it (a) would reduce a Participant’s Individual Target Award for the Performance Period in which the Change in Control occurs, (b) would reduce an award payable to a Participant based on the achievement of Performance Goals in the Performance Period before the Performance Period in which the Change in Control occurs, or (c) modify the provisions of this Article P.

R.	SUCCESSORS AND ASSIGNS.

This Plan shall be binding on the Company and its successors or assigns.

S.	GOVERNING LAW.

The law of the State of Delaware shall govern all question concerning the construction, validity and interpretation of the Plan, without regard to the state’s conflict of laws rules.

T.	INTERPRETATION AND SEVERABILITY.

The Plan is intended to comply with Section 162(m), and all provisions contained herein shall be construed and interpreted in a manner to so comply. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

U.	DEFINITIONS.

1.	“Cause”

“Cause” shall mean termination of the Participant’s employment upon the Participant’s willful engagement in misconduct which is demonstrably and materially injurious to the Company. No act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

2.	“Change in Control”

A “Change in Control” shall mean the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A(a)(2)(A)(v) of the Code, regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time.

3.	“Code”

“Code” shall mean the Internal Revenue Code of 1986, as amended.

4.	“Committee”

“Committee” shall mean the Compensation Committee of the Board of Directors of McKesson Corporation; provided, however, that the Committee shall consist solely of two or more “outside directors,” in conformance with Section 162(m) of the Code.

5.	“Company”

“Company” shall mean McKesson Corporation, a Delaware corporation, including its subsidiaries and affiliates.

6.	“Covered Employee”

“Covered Employee” shall mean an eligible Participant designated by the Committee who is, or is expected to be, a “covered employee” within the meaning of Section 162(m) for the Performance Period in which an award is payable hereunder.

7.	“Good Reason”

“Good Reason” shall mean any of the following actions, if taken without the express written consent of the Participant:

a.	any material change by the Company in the functions, duties, or responsibilities of the Participant, which change would cause such Participant’s position with the Company to become of less dignity, responsibility, importance, or scope from the position and attributes that applied to the Participant immediately prior to the Change in Control;

b.	any reduction in the Participant’s base salary;

c.	any material failure by the Company to comply with any of the provisions of any employment agreement between the Company and the Participant;

d.	the requirement by the Company that the Participant be based at any office or location more than 25 miles from the office at which the Participant is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities and commensurate with the amount of travel required of the Participant prior to the Change in Control; or

e.	any failure by the Company to obtain the express assumption of this Plan by any successor or assign of the Company.

8.	“Individual Target Award”

“Individual Target Award” shall mean the target award established for each Participant under Article E, which shall be a percentage of the Participant’s base salary or a fixed dollar amount, as determined by the Committee.

9.	“Officer Group”

“Officer Group” shall mean the Covered Employees and any other officer of the Company designated as part of the Officer Group by the Committee.

10.	“Participants”

“Participants” shall mean those employees specifically designated as Participants for a Performance Period under Article D.

11.	“Payment Date”

“Payment Date” shall mean the date following the conclusion of a Performance Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding awards.

12.	“Performance Goals”

“Performance Goals” shall have the meaning set forth in Article F hereof.

13.	“Performance Period”

“Performance Period” shall mean the time period over which Performance Goals of the Company are measured, as the Committee determines in its discretion; provided that if the Committee does not designate a time period, then the Performance Period shall mean the fiscal year of the Company.

14.	“Plan”

“Plan” shall mean the McKesson Corporation Management Incentive Plan, as amended from time to time.

15.	“Section 162(m)”

“Section 162(m)” shall mean Section 162(m) of the Code and regulations promulgated thereunder, as may be amended from time to time.

V.	EXECUTION.

This amended and restated Management Incentive Plan was adopted by the Board on May 26, 2015, subject to stockholder approval, which was granted and this amended and restated Management Incentive Plan became effective on July 29, 2015.

McKESSON CORPORATION

By:	/s/ Jorge L. Figueredo
Jorge L. Figueredo
Executive Vice President, Human Resources